Exhibit 99.01

Shopping.com Reports Record Fourth Quarter and Year-End 2004 Financial Results

Brisbane, Calif. – February 3, 2005 – Shopping.com Ltd. (Nasdaq: SHOP), a leading online shopping comparison service, today reported financial results for the quarter and year ended December 31, 2004.

Financial and Operating Results

Revenue – Shopping.com reported record fourth quarter revenue of $33.6 million and full-year 2004 revenue of $99.0 million, representing year-over-year growth of 33 percent for the quarter and 48 percent for the year.

Adjusted EBITDA – The Company’s Adjusted EBITDA grew sharply to $9.2 million in the fourth quarter of 2004, an increase of 117 percent over the fourth quarter of 2003. For the full year, the Company reported Adjusted EBITDA of $22.0 million, up 72 percent over 2003. The Company’s Adjusted EBITDA is net loss attributable to ordinary shareholders plus deemed dividend, interest expense, provision for income taxes, depreciation, amortization, stock based compensation, and restructuring and other charges, and less interest and other income, net. Adjusted EBITDA is not a measure of liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), and should be viewed as a supplement to, not a substitute for, results of operations presented on a GAAP basis. A table reconciling Adjusted EBITDA to GAAP net income (loss) is included with this release.

Net Income – The Company reported fourth quarter net income, exclusive of the deemed dividend, of $6.3 million as compared to $2.1 million in the fourth quarter of 2003, a 204% increase. Net income, exclusive of the deemed dividend, for fiscal 2004 increased to $12.2 million from $6.9 million in 2003.

Net Loss Attributable to Ordinary Shareholders - The Company recorded a non-cash deemed dividend of $7.2 million in the fourth quarter as a result of its recent initial public offering, resulting in a net loss attributable to ordinary shareholders of $917,000 or a loss per share of $0.09, compared to diluted earnings per share of $0.09 in the fourth quarter of 2003. As a result of the conversion of preferred shares to common shares in 2004, the Company recorded a non-cash deemed dividend of $17.7 million, resulting in a net loss attributable to ordinary shareholders of $5.5 million, or a loss per share of $0.70, for 2004.

Revenue per Paid Merchant Lead – Revenue per paid merchant lead increased substantially in the fourth quarter of 2004, up 30 percent over the same quarter of 2003. Merchant lead traffic and the revenue associated with it grew as a result of increased investments in the site and users’ experience that continued to optimize conversion to sale.

Shopping.com has provided a metrics table attached to this press release providing additional detail and historical information on metrics that management believes are helpful to investors.

Management Commentary

“We are pleased to have delivered such strong results in our first quarter as a public company, reporting record revenue and solidifying our position as the leader in comparison shopping,” commented Dan Ciporin, chairman and CEO of Shopping.com. “According to ComScore, in December Shopping.com had the most traffic of any comparison shopping site. We achieved this leadership with a simple but powerful focus, providing consumers with a better way to shop and as a result, providing merchants with a better way to sell.”

Business Outlook

“We expect 2005 to be a year of significant growth for Shopping.com as we expand our categories and our geographic reach, setting the stage for continued long-term growth and profitability,” said Mr. Ciporin. “We will continue to optimize our service for maximum conversion to sale while substantially increasing our investment to establish our leadership position internationally.”

Shopping.com expects total revenue for the first quarter of 2005 in the range of $27 million to $28 million and Adjusted EBITDA of $4 million to $4.5 million. For full year 2005 the Company expects revenues to be in the range of $125 million to $132 million and Adjusted EBITDA in the range of $24 million to $26 million.

The Company does not provide a complete reconciliation of Adjusted EBITDA forecasts to the forecast on a GAAP basis because information relating to the variable accounting for repriced stock options is not accessible on a forward-looking basis and its probable significance is therefore not determinable. The reconciliation of Adjusted EBITDA to GAAP includes all information reasonably available to the Company at the date of this press release.

Conference Call Details

The Shopping.com Fourth Quarter 2004 teleconference and webcast is scheduled to begin at 4:30 p.m.

Eastern Time, on Thursday, February 3, 2005. To access the live webcast, please visit the investor relations section of the Company’s website http://www.shopping.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. An audio replay of the call will also be available to investors beginning at 7:30 p.m. ET on February 3, 2005, through February 18, 2005, by dialing (800) 405-2236 and entering the passcode 11021586.

About Shopping.com

Shopping.com Ltd. is a leading online comparison shopping service. The Company gathers product and merchant data from across the Internet, organizes and structures it into a comprehensive catalog, and presents the resulting information to consumers in a user-friendly interface. Shopping.com was launched in 2003 as the new brand and corporate identity of Dealtime.com, founded in 1997, and Epinions.com, founded in 1999.

Use of Non-GAAP Financial Information

In order to fully assess our financial operating results, management believes that Adjusted EBITDA is an appropriate measure of evaluating our operating performance because it provides investors with an additional tool to compare business performance across companies and across periods. Our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, and as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations. In addition, Shopping.com used this measurement in the past and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with GAAP.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and Adjusted EBITDA for the first quarter of and full year 2005. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to many factors, including difficulties in forecasting consumer behavior and recognizing or responding to emerging trends, changing consumer preferences or competitive factors, market acceptance of our new products and product enhancements, the lawsuit filed by a group of former holders of Epinions, Inc. common stock, claims regarding alleged infringement of other parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by Shopping.com with the U.S. Securities and Exchange Commission, including but not limited to Shopping.com’s registration statement on Form S-1 for factors potentially affecting the Company’s future financial results. As a result of these uncertainties, the Company’s actual results in the future may differ materially from management’s expectations. All forward-looking statements are made as of the date hereof and Shopping.com disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the fourth quarter of 2004 are not necessarily indicative of Shopping.com’s operating results for any future periods.

Investor Relations Contacts:	Press Contact:

Alex Wellins or Christy Ryan Swildens	Lynn Brinton

The Blueshirt Group	VP, Corporate Communications

415-217-7722	650-616-6532

alex@blueshirtgroup.com	lbrinton@shopping.com

christy@blueshirtgroup.com

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Shopping.com Ltd.

Consolidated Income Statement

(amounts in thousands, except per share amounts)

	Three Months Ended		Tweleve Months Ended
	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2004
Revenues	$25,205	$33,635	$67,039	$98,950

Operating expenses:
Cost of revenues	1,026	1,458	3,331	4,893
Research and development	2,368	2,776	7,145	10,658
Sales and marketing	14,673	16,522	37,304	50,398
General and administrative	3,467	4,556	8,805	13,844
Stock-based compensation	934	2,513	2,495	6,205
Amortization	168	176	500	705
Restructuring and other nonrecurring charges	763	—	1,019	612

Total operating expenses	23,399	28,001	60,599	87,315

Income from operations	1,806	5,634	6,440	11,635

Interest and other income, net	371	867	640	778

Income before income taxes	2,177	6,501	7,080	12,413

Provision for income taxes	(108)	(218)	(158)	(249)

Net income	2,069	6,283	6,922	12,164

Deemed dividend	—	(7,200)	—	(17,700)

Net income (loss) attributable to ordinary shareholders	$2,069	$(917)	$6,922	$(5,536)

Earnings (loss) per share:
Basic	$0.10	$(0.09)	$0.38	$(0.70)
Diluted	$0.09	$(0.09)	$0.36	$(0.70)

Weighted average shares used in EPS:
Basic	4,300	10,785	4,375	7,939
Diluted	22,989	10,785	19,463	7,939

Shopping.com Ltd.

Consolidated Balance Sheet

(amounts in thousands)

	December 31, 2003	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$25,699	$81,999
Marketable securities	—	55,167
Accounts receivable, net	11,139	15,577
Prepaid expenses and other current assets	1,318	2,281

Total current assets	38,156	155,024
Property and equipment, net	3,253	5,712
Long term investments	—	4,123
Goodwill	16,814	16,814
Restricted cash	1,584	87
Other assets	1,799	2,288

Total assets	$61,606	$184,048

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,434	$1,565
Payroll and benefit related liabilities	3,143	4,238
Other payables and accrued expenses	5,612	13,343

Total current liabilities	14,189	19,146
Accrued severance liability	565	425

Total liabilities	14,754	19,571

Shareholders’ Equity:
Preferred shares	145	—
Ordinary shares	12	74
Additional paid-in capital	213,136	323,539
Deferred stock compensation	(3,796)	(8,699)
Accumulated other comprehensive loss	(1,318)	(1,274)
Accumulated deficit	(161,327)	(149,163)

Total shareholders’ equity	46,852	164,477

Total liabilities and shareholders’ equity	$61,606	$184,048

Shopping.com Ltd.

Reconciliation of Net income (loss) Attributable to Ordinary Shareholders to Adjusted EBITDA

(amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2004
Net income (loss) attributable to ordinary shareholders	$2,069	$(917)	$6,922	$(5,536)

Adjustments:
Deemed dividend	—	7,200	—	17,700
Stock-based compensation	934	2,513	2,495	6,205
Amortization of intangible assets	168	176	500	705
Restructuring and other nonrecurring charges	763	—	1,019	612
Depreciation and amortization	563	863	2,310	2,803
Interest and other (income) expense, net	(371)	(867)	(640)	(778)
Provision for income taxes	108	218	158	249

Total adjustments	2,165	10,103	5,842	27,496

Adjusted EBITDA	$4,234	$9,186	$12,764	$21,960

Adjusted EBITDA is defined as: net income (loss) attributable to ordinary shareholders plus deemed dividend, provision for income taxes, interest expense, depreciation, amortization, stock based compensation, and restructuring and other charges, and less interest and other income (expense), net.

Shopping.com Ltd.

Fourth Quarter 2004 Earnings Release - Metrics

Business Outlook (in millions)	Q1’05	FY’05	2004 Financials	Q1’04	Q2’04	Q3’04	Q4’04	2004
Revenue	$27.0 - 28.0	$125.0 - $132.0	Revenue	$21.0	$21.4	$23.0	$33.6	$99.0
			Cost of revenues	1.1	1.2	1.2	1.5	4.9
Adjusted EBITDA	$4.0 - $4.5	$24.0 - $26.0	Research & development	2.5	2.7	2.7	2.8	10.7
			Sales & marketing	10.4	11.9	11.5	16.5	50.4
Amortization of intangible assets	$0.2 - $0.2	$0.2 - $0.2	General & administrative	2.4	3.2	3.7	4.6	13.8
Depreciation & amortization	$0.8 - $0.9	$4.1 - $4.8	Stock-based compensation	2.0	0.3	1.3	2.5	6.2
Interest income	$0.7 - $0.9	$2.5 - $3.0	Amortization	0.2	0.2	0.2	0.2	0.7
			Restructuring & other charges	0.3	0.3	0.0	0.0	0.6

Weighted Average Basic Shares	29.5 - 30.0	30.0 - 31.0	Income from operations	2.1	1.6	2.3	5.6	11.6
Weighted Average Fully Diluted Shares	31.5 - 32.5	32.0 - 33.0	Interest & other income	0.2	0.0	(0.3)	0.9	0.8
			Provision for income taxes	0.0	0.0	0.0	(0.2)	(0.2)

			Net income	$2.2	$1.6	$2.0	$6.3	$12.2
			Depreciation & amortization	0.5	0.6	0.8	0.9	2.8
			Adjusted EBITDA	$5.1	$3.0	$4.6	$9.2	$22.0
			Weighted avg. basic shares	5.6	5.7	6.0	10.8	7.9
			Weighted avg. fully diluted shares	6.2	5.8	24.3	28.9	25.8

Key Operating Metrics

Paid Leads	FY’04	FY’03	Pro-Forma^ FY’03	On-Line Marketing Costs	FY’04	FY’03
(in millions)				(in millions)
Q1	67.7	32.4	44.3	Q1	$8.0	$5.3
Q2	68.2	40.7	44.6	Q2	9.7	5.1
Q3	68.5	52.0	52.0	Q3	9.4	6.8
Q4	91.6	78.3	78.3	Q4	13.5	8.4

Full Year	296.0	203.5	219.2	Full Year	40.6	25.5

Average Revenue Per Paid Lead				Sponsor Revenue as % of Total Revenue
Q1	$0.286	$0.298		Q1	42%	29%
Q2	0.288	0.338		Q2	47%	34%
Q3	0.314	0.300		Q3	47%	41%
Q4	0.339	0.293		Q4	40%	43%

Full Year	0.309	0.305		Full Year	44%	39%

Lead Revenue /Advertising Revenue				Number of SKUs
(in millions)				(in millions)
Q1	$19.3 / $1.7	$9.7 / $ 0.6		Q1	5.8	**
Q2	19.7 / 1.7	13.8 / 0.9		Q2	7.3	1.9
Q3	21.6 / 1.4	15.6 / 1.2		Q3	7.4	3.2
Q4	31.0 / 2.6	22.9 / 2.3		Q4	9.1	4.5

Full Year	91.6 / 7.4	62.0 / 5.0
Miscellaneous Metrics (in millions, except headcount)
Headcount (Full-Time /Total Heads)	FY’04	FY’03		Geographic Revenue	US / Intl FY’04	US / Intl FY’03
Q1	179 / 279	**		Q1	$17.7 / $3.3	$9.2 / $1.1
Q2	194 / 297	**		Q2	18.5 / 2.9	13.5 / 1.2
Q3	189 / 292	**		Q3	19.5 / 3.5	14.9 / 1.9
Q4	190 / 310	155 / 279		Q4	28.5 / 5.1	22.0 / 3.2

				Year	84.2 / 14.8	59.6 / 7.4

Depreciation & Amortization	FY’04	FY’03		Capital Expenditures	FY’04	FY’03
Q1	$0.5	$0.5		Q1	$1.3	$0.1
Q2	0.6	0.6		Q2	2.4	0.5
Q3	0.8	0.6		Q3	1.0	0.6
Q4	0.9	0.6		Q4	1.0	0.9

Full Year	2.8	2.3		Year	5.7	2.1

^	Pro-Forma FY 2003 includes data from Epinions prior to April 2003 merger
**	Information not available

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